Exhibit 10.12

ACLARIS THERAPEUTICS, INC.

FOURTH AMENDED & RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Aclaris Therapeutics, Inc. (the “Company”) (each such member, an “Eligible Director”) will receive the compensation described in this Fourth Amended & Restated Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service effective as of January 1, 2021 (the “Effective Date”).  An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.  This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board. The terms and conditions of this Policy shall supersede any prior Non-Employee Director Compensation Policy of the Company.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred.  If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter.  All annual cash fees are vested upon payment.

1.Annual Board Service Retainer:

a.All Eligible Directors: $40,000

2.Annual Committee Member Service Retainer:

a.Member of the Audit Committee: $7,500

b.Member of the Compensation Committee: $6,000

c.Member of the Nominating and Corporate Governance Committee: $4,500

3.Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a.Chairman of the Audit Committee: $12,500

b.Chairman of the Compensation Committee: $8,000

c.Chairman of the Nominating and Corporate Governance Committee: $4,500

4.Annual Chairman of the Board Service Retainer (in addition to Board Service Retainer): $30,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2015 Equity Incentive Plan (the “Plan”).  All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the Company’s underlying common stock (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1.Initial Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 44,600 shares of the Company’s Common Stock, with an exercise price per share equal to 100% of the Fair Market Value of the Company’s Common Stock on the date of grant.  The shares subject to each such stock option will vest in equal monthly installments for 36 months, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date[s].

2. Annual Grant: On the date of each annual stockholders meeting of the Company held on and after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholders meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted (a) a stock option to purchase 22,300 shares of the Company’s Common Stock, with an exercise price per share equal to 100% of the Fair Market Value of the Company’s Common Stock on the date of grant or (b) if approved by the Board or the Compensation Committee of the Board prior to any such meeting, a number of restricted stock units at a ratio to the number of shares such Eligible Director would have received under clause (a) as determined by the Board or the Compensation Committee (or any combination of clause (a) and this clause (b)).  The shares subject to each such stock option will vest in equal monthly installments for 12 months and the restricted stock units will vest in one installment on the first anniversary of the grant date, subject to the Eligible Director’s Continuous Service through such vesting date[s].